    As filed with the Securities and Exchange Commission on October 20, 2003

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------
                     AMERICAN ORIENTAL BIOENGINEERING, INC.
             (Exact name of registrant as specified in its charter)

         Nevada                                           911948329
(State of Incorporation)                       (IRS Employer Identification No.)

           NO.12 JIANCE ROAD, NANGANG DISTRICT, HARBIN, CHINA, 150086
                    (Address of principal executive offices)
                                86-451-8666-6601
                (Issuer's telephone number, including area code)

                         Internet Golf Association, Inc.
      (Former name, former address and former fiscal year, if changed since last report)

                              CONSULTING AGREEMENTS
                              (Full title of plan)
                         CALCULATION OF REGISTRATION FEE

---------------------- -------------------- -------------------- -------------------- -------------------
Title of Securities    Amount to be         Proposed Maximum     Proposed Maximum     Amount of
to be Registered       Registered           Offering Price Per   Aggregate Offering   Registration Fee
                                            Share(1)             Price(1)
---------------------- -------------------- -------------------- -------------------- -------------------
Common Shares          800,000              $ 1.97               $ 1,576,000
---------------------- -------------------- -------------------- -------------------- -------------------

(1) Estimated solely for the purpose of computing the registration fee upon the basis of fluctuating market prices pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price Per Share was determined by averaging the high and low prices of the common shares of American Oriental Bioengineering, Inc., as reported on the Over the Counter Bulletin Board on October 17, 2003.
(2) Consists of shares reserved for issuance pursuant to the consulting agreements as described herein. This registration statement also relates to such indeterminate number of additional shares of common stock of American Oriental Bioengineering, Inc, as may be issuable as a result of stock splits, stock dividends or similar transactions.

PART I. INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information

This Prospectus is part of a Registration Statement which registers an aggregate of 800,000 shares of our common stock, $.001 par value, which will be issued as set forth herein to the following named persons who are "Selling Shareholders":

Name                 Number of Shares     Services to Be Provided to the Company
----                 ----------------     --------------------------------------

HaiShan Wang              300,000         Mr. Wang will engage in research and
                                          development of bio-engineering
                                          technology on drugs and medicines that
                                          cure bed wetting disease; and the
                                          application of such research results
                                          in commercial production to enhance
                                          the existing bed wetting curing
                                          medical products produced by the
                                          Company. Detail jobs include:
                                          a) Gather of data and information on
                                             the research of the application of
                                             the Company's existing bed wetting
                                             curing medicine in the treatment of
                                             bed wetting
                                          b) Design and plan the production work
                                             flow in commercializing of the
                                             research results and the
                                             methodology in the testing and
                                             analyzing of bed wetting curing
                                             medicine
                                          c) Implement the operation procedures
                                             for production work flow developed
                                             in item (b).

Xiangli Men               400,000         Ms. Men will engage in the marketing
                                          and sales channeling of the Company's
                                          products including health supplements,
                                          medicines, health beverages and other
                                          related business, including the
                                          following:
                                          1. Marketing:
                                          a) Gather data and information on
                                             market researches in China markets
                                             for different cities and provinces
                                             over the whole China

                                          b) Formulate marketing strategies and
                                             tactics for launching and
                                             introducing Company's products in
                                             different cities and provinces over
                                             the whole China. Tasks related to
                                             marketing strategies include the
                                             brand building, pricing
                                             formulation, target market
                                             identification, promotion plan and
                                             advertising strategies for the
                                             health supplements, medicines and
                                             health beverages products
                                          c) Implement the market strategies
                                             developed in item (b).
                                          2. Sales channeling:
                                          a) Establish sales channels in
                                             different cities and provinces over
                                             the whole China
                                          b) Identify suitable sales channels
                                             including hospitals, distributors
                                             and wholesalers for the products of
                                             the Company. Formulate the
                                             distribution strategies for the
                                             Company in these cities and
                                             provinces
                                          c) Implement channeling strategies and
                                             overview the operations and
                                             logistics involved in such
                                             implementation, including but not
                                             limited to operation procedures and
                                             controls, product delivery, cash
                                             collection procedures and
                                             monitoring of distributors

Lau Chak                   70,000         Mr. Wong will engage in review,
                                          implementation Wong and monitoring of
                                          the internal control process of
                                          Company's corporate governance system
                                          and other related issues including the
                                          following:
                                          1. Phase I - review the existing
                                             internal control system:
                                          a) Gather data and information on the
                                             existing internal control system
                                             for Harbin headquarter and branch
                                             offices located in different cities
                                             and provinces over the whole China

                                          b) Evaluate the existing system and
                                             make recommendations and redesign
                                             some of the internal control
                                             processes if applicable.
                                          2. Phase II - Implement the
                                             recommended processes
                                          a) Establish the implementation plan
                                             for the internal control processes
                                             so recommended
                                          b) Evaluate the feasibility of the
                                             implementation plan and implement
                                             the internal control system as
                                             planned c) Evaluate the results and
                                             the effectiveness of the processes
                                             subsequent to the implementation
                                          3. Phase III - Monitor the execution
                                             and on-going compliance to the new
                                             processes

Tsz King Chan              30,000         Mr. Chan will engage in the execution
                                          of corporate finance projects and
                                          activities of the Company and other
                                          related issues. regarding the
                                          following:
                                          1. Assist in planning and provide data
                                             / information to the management in
                                             formulating the corporate finance
                                             strategies and corporate
                                             developments.
                                          2. Assist in implementation of the
                                             corporate finance strategies so
                                             developed
                                          3. Assist in implementation and
                                             executions of other ad hoc
                                             financial projects involved by the
                                             Company from time to time

On October 1, 2003, we entered into consulting agreements for services as summarized aboved with Haishan Wang, Xiangli Men, Lau Chak Wong and Tsz King Chan. We have been advised by the consultants that they may sell all or a portion of the shares of common stock owned by them from time to time through securities brokers/dealers at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers commissions.

No other person is authorized to give any information or make any representation not contained or incorporated by reference in this prospectus, in connection with the offer contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

The shares of common stock offered hereby will be sold from time to time by the individuals listed under the selling shareholders section of this document. The selling shareholders acquired the shares pursuant to compensatory benefit plans for consulting services that the selling shareholders will provide to us. The sales may occur in transactions on the NASD over-the-counter market at prevailing market prices or in negotiated transactions. We will not receive proceeds from the sale of any of the shares registered here. Pursuant to the consulting agreements, we are paying for the expenses incurred in registering the shares.

The shares are "restricted securities" under the Securities Act and the regulations promulgated thereunder before their sale under this registration statement. The reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the selling shareholder to the public without restriction. To our knowledge, no selling shareholder has any arrangement with any brokerage firm for the sale of the shares. Each selling shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act and the regulations promulgated thereunder. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

This reoffer prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Item 2. Registrant Information and Employee Plan Annual Information.

WE HEREBY UNDERTAKE TO FURNISH WITHOUT CHARGE TO EACH SUCH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED IN ITEM 3, PART II OF THIS REGISTRATION STATEMENT, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS SHOULD BE ADDRESSED TO No. 12 Jionce Road, Nongang District, Harbin, China, 150086.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We have filed the following documents with the Securities and Exchange Commission within the preceding fiscal year: two Quarterly Reports on Form 10QSB, filed, on May 15, 2003 and August 14, 2003, and an Annual Report on Form 10KSB, filed on April 14, 2003. The above referenced reports, which were previously filed with the Commission are incorporated herein by reference.

All documents filed by us pursuant to Section 13, or 15 (d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Item 4. Description of Securities

We are authorized to issue 60,000,000 shares of Common Stock, $0.001 par value. Our stock is currently traded on the OTCBB, under the symbol AOBO. The presently outstanding shares of common stock are fully paid and nonassessable. As of June 30, 2003, approximately 31,625,827 shares of our common stock and 1,000,000 shares of preferred stock were outstanding not including those shares being registered in this statement. Each holder of the common stock is entitled to one vote for each share of stock standing in its name. Dividends may be declared, subject to the provisions of the laws of the State of Nevada and the Articles of Incorporation, by the Board of Directors at any regular or special meeting and may be paid in cash, property, shares of corporate stock, or any other medium. The Board of Directors may fix in advance a record date, as provided in the By-laws, prior to the dividend payment for the purposes of determining shareholders entitled to receive payment of any dividend. The Board of Directors may close the stock transfer books for such purpose for a period of not more than ten (10) days prior to the payment date of such dividend. Except as may otherwise be provided by the Board of Directors, no holder of any shares of our common stock shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of our common stock or any other class of shares hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares. Our registrar and transfer agent is ComputerShare Investor Services. Under current Nevada law, a shareholder is afforded dissenters' rights which, if properly exercised, may require us to purchase his shares Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to a company's certificate of incorporation. There are no shares of preferred stock authorized.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Pursuant to Section 78.7502 of the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being our director or officer, or serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such actions suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

The Shares will be issued for advisory and consulting services to be rendered. These issuances will be made in reliance on the exemption from the registration requirements of the Securities Act, contained in Section 4(2) thereof, covering transactions not involving any public offering or not involving any "offer" or "sale".

Item 8. Exhibits.

The following documents are filed as Exhibits to this Registration Statement:

4.1   Consulting Agreement with Haishan Wang
4.2   Consulting Agreement with Xiangli Men
4.3   Consulting Agreement with Tsz King Chan
4.4   Consulting Agreement with Lau Chak Wong
5.1   Opinion of counsel as to the validity of the shares being registered.
23.1  Consent of counsel (included in Exhibit 5.1)
23.2  Consent of Thomas Leger & Co., L.L.P, Certified Public Accountants

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harbin, District of Nangang, People's Republic of China, on this 20th day of October 2003.

AMERICAN ORIENTAL BIOENGINEERING, INC.
By:    /s/ Shujun Liu
--------------------------------
Name  : Shujun Liu
Title : President and CEO



                               POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Shujun Liu his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in and all capacities, to sign any or all Amendments (including post-effective Amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE           TITLE                                                       DATE
---------           -----                                                       ----
/s/ Shujun Liu      President, Chief Executive Officer and Director             October 20, 2003
------------------  (Principal Executive Officer)
Shujun Liu

/s/ Yanchun Li      Treasurer and Director                                      October 20, 2003
------------------  (Principal Financial Officer)
Yanchun Li

